Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127022) pertaining to the 2002 Employee Stock Option Plan and the 2005 Stock Plan of Overhill Farms, Inc. and the Registration Statement (Form S-3 No. 333-130921) of our reports dated December 11, 2008, with respect to the financial statements and schedule of Overhill Farms, Inc., and the effectiveness of internal control over financial reporting of Overhill Farms, Inc., included in this Annual Report (Form 10-K) for the year ended September 28, 2008.

/s/ ERNST & YOUNG LLP

Los Angeles, California
December 11, 2008